Exhibit 4.1
                       NOTICE OF REDEMPTION

     To The Holders of 11 7/8% Senior Subordinated Debentures
                       Due February 1, 1998
                                of
                SOUTHEASTERN PUBLIC SERVICE COMPANY
                       (CUSIP No. 842060AA3)

     Notice is hereby given pursuant to the terms of the
optional redemption provisions of Article 5 of the
Indenture dated as of February 1, 1983 pursuant to which
the aforementioned debentures (the "Debentures") were
issued by Southeastern Public Service Company (the
"Company"), that the Company has called for redemption and
will redeem on February 22, 1996 (the "Redemption Date")
all outstanding Debentures, at par, together with interest
accrued thereon to the Redemption Date.
     On the Redemption Date, the redemption price will
become due and payable on each Debenture and, unless the
Company defaults in making payment of the redemption price,
interest on the principal amount of the Debentures called
for redemption will cease to accrue on and/or after the
Redemption Date.
     To receive the redemption price for the Debentures
called for redemption, the holders of the Debentures must
surrender the certificates representing such Debentures on
or before the Redemption Date, to the Indenture Trustee:
     By U.S. Mail:                 The Bank of New York
                              P.O. Box 11265
                              Church Street Station
                              New York, New York  10286
                              Attn:  Fiscal Agencies Dept.,
7th Floor

     Hand Delivery/Overnight Mail: The Bank of New York
                              101 Barclay Street, Lobby
Level
                              New York, New York  10286
                              Attn:  Bond Redemption Unit

     Inquiries can be made with the Company at telephone number (212) 230-3000 or with the Indenture Trustee at telephone number (1-800-254-2826).



                    SOUTHEASTERN  PUBLIC  SERVICE  COMPANY